Exhibit 16.1

LBB & ASSOCIATES LTD., LLP
10260 WESTHEIMER, SUITE 310, HOUSTON, TX 77042
PHONE 713-800-4343 / TOLL FREE 800-859-9945

March 12, 2013

Mr. Joseph Kristul, CEO
Hybrid Coating Technologies Inc.
950 John Daly Blvd. Suite 260
Daly City, CA 94015

Dear Mr. Kristul:

Effective today, March 12, 2013, we will cease our services as the independent registered public accounting firm of Hybrid Coating Technologies Inc.

This event requires the filing as a Form 8-K. Our consent will need to be included in that document. Please forward us a draft as soon as practical for our review.

We look forward to helping you make a smooth transition with your new accountants. Should you have any questions, do not hesitate to contact Pete Nelson with our firm at 713-800-4343.

Very truly yours,

/s/ LBB & Associates Ltd., LLP
LBB & Associates Ltd., LLP

cc:	Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Fax (202) 772-9253
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549